ADMINISTRATION AGREEMENT

between

GEODE COMMODITY STRATEGY CAYMAN LTD.

and

FIDELITY MANAGEMENT & RESEARCH COMPANY

AGREEMENT made effective this 11th day of April, 2017, by and between Geode Commodity Strategy Cayman Ltd., a Cayman Islands exempted limited company that may issue one or more series of shares of beneficial interest (hereinafter called the “Company”), and Fidelity Management & Research Company, a Massachusetts corporation (the “Administrator”) as set forth in its entirety below.

WHEREAS, the Company desires to appoint the Administrator to perform certain administrative services on behalf of the Company and the Administrator is willing to accept such appointment;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

The Administrator undertakes to perform (or arrange for the performance by its affiliates of) the services described herein, subject to and in accordance with the following provisions.

2.

(a)  The Administrator shall perform (or arrange for the performance by its affiliates of) certain administrative services to be performed on behalf of the Company, provided that such services shall not include any services described in paragraphs 1(a), 1(b), or 1(c) of the Management Contract (“Management Contract”) between the Company and Geode Capital Management, LLC (“Adviser”).

(b)  Without limiting the foregoing, the Administrator shall, subject to the supervision of the Company’s Board of Directors, perform (or arrange for the performance by its affiliates of) certain administrative services necessary for the operation of the Company, which services shall include, but not be limited to:

(i)  on behalf of the Portfolio, supervising relations with, and monitoring the performance of, custodians, transfer and pricing agents, accountants, and insurers;

(ii)  preparing all general shareholder communications, including shareholder reports;

(iii)  conducting shareholder relations; and

(iv)  investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Company as an investment vehicle.

The Administrator shall also furnish such reports, evaluations, information or analyses to the Company or the Adviser as the Company’s Board of Directors or the Adviser may request from time to time or as the Administrator may deem to be desirable. The Administrator shall, subject to review by the Board of Directors, furnish such other services as the Administrator shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

3.

The Administrator shall be compensated for the services rendered hereunder pursuant to the Administration Agreement between Fidelity Oxford Street Trust, on behalf of Fidelity Commodity Strategy Fund, and the Administrator.

4.

The services of the Administrator to the Company are not to be deemed exclusive, the Administrator being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Administrator’s ability to meet all of its obligations with respect to rendering services to the Company hereunder.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Adviser, the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

5.

(a)

Subject to prior termination as provided in sub-paragraph (c) of this paragraph 5, this Agreement shall continue in force indefinitely.

(b)

This Agreement may be modified by mutual consent.

(c)

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement, without payment of any penalty, by action of its directors or Board of Directors, as the case may be, or with respect to the Company by vote of a majority of the outstanding voting securities of the Company.  This Agreement shall terminate automatically in the event of its assignment.

6.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

7.

The terms “vote of a majority of outstanding voting securities” and “assignment,” when used herein, shall have the meanings specified in the Investment Company Act of 1940 and rules thereunder, as now in effect or as hereafter amended, and subject to such orders as may be granted by the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	GEODE COMMODITY STRATEGY CAYMAN LTD.

	By	/s/Decia Foster
Name: Decia Foster
Title: Director

FIDELITY MANAGEMENT & RESEARCH COMPANY

	By	/s/Jean Raymond
Name: Jean Raymond
Title: Treasurer